UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 14, 2009

(Date of earliest event reported)

California Micro Devices Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-15449	94-2672609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 N. McCarthy Blvd., No. 100, Milpitas, CA 95035-5112

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 263-3214

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 8.01	Other Events.

Item 9.01	Financial Statements and Exhibits.

Signatures

Item 1.01	Entry into a Material Definitive Agreement.

On December 14, 2009, California Micro Devices Corporation, a Delaware corporation (“Registrant” or the “Company”), On Semiconductor Corporation, a Delaware corporation (“Parent”), and Pac-10 Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”), entered into the Agreement and Plan of Merger (the “Merger Agreement”) attached as Exhibit 2.1. Pursuant to the Merger Agreement, and upon its terms and subject to its conditions, Purchaser has agreed to commence in between five and ten business days a cash tender offer to acquire all of the outstanding shares of the Company’s common stock (the “Offer”) for a purchase price of $4.70 per share, net to the holders thereof, in cash. Purchaser has agreed to consummate the Offer, and Parent has agreed to cause it to do so, conditioned upon (i) at least a majority of the shares of the Company’s fully diluted common stock (as defined in the Merger Agreement) having been validly tendered into (and not withdrawn from) the Offer prior to 105 days after its commencement and (ii) other customary conditions. The Offer is not subject to a financing condition and the parties do not believe that regulatory approval is required from any anti-trust agency of any country. The Company’s board of directors has agreed to recommend the Offer to its stockholders in the absence of the Company’s subsequent receipt of a superior offer as described below unless it determines that, based on an unexpected event that occurs after the date of the Merger Agreement, a change in recommendation is necessary in order to comply with its fiduciary duties (subject to a notice period during which the Company must negotiate with Parent). The Company’s directors and executive officers and Company stockholder Dialectic Capital, who collectively own approximately 9% of the Company’s outstanding stock, have entered into tender and voting agreements substantially in the form of Exhibits 99.2 and 99.3, respectively, with the Company, Parent, and Purchaser to tender their shares in the Offer and vote their shares in favor of the Merger (as defined below) and against any contrary proposal.

Following the consummation of the Offer, subject to customary conditions (including receipt of the requisite approval of the Company’s stockholders, if required under applicable law), Purchaser will be merged with and into the Company (the “Merger”) and the Company will become an indirect wholly owned subsidiary of Parent. In the Merger, each outstanding share of the Company’s common stock (other than shares with respect to which appraisal rights are properly exercised) will be converted into the right to receive $4.70 per share. If Purchaser acquires 90% or more of the outstanding shares of Company common stock pursuant to the Offer, then Parent will consummate the Merger pursuant to the short form merger procedures under Delaware law as soon as practicable following the consummation of the Offer. Purchaser may, but is not required to, provide for a “subsequent offering period” under applicable law following the consummation of the Offer in order to seek additional shares of Company common stock and facilitate the consummation of the Merger using such short form merger procedures. In addition the Company has granted Parent an option to acquire authorized but unissued shares of Company common stock at $4.70 cash following the consummation of the Offer in order to facilitate the consummation of the Merger using such short form merger procedures. In the event that Purchaser does not hold at least 90% of the Company’s outstanding common stock following the consummation of the Offer (and the “subsequent offering period” provided by Purchaser, if any, and the exercise of the aforementioned option to purchase Company common stock), Parent and the Company must obtain the approval of the Company’s stockholders to consummate the Merger. In this event, the Company will call and convene a stockholder meeting to obtain this approval, and Purchaser will vote all shares of Company common stock it acquires pursuant to the Offer in favor of the Merger, thereby assuring approval of the Merger.

All options to purchase Company common stock which are outstanding, whether or not exercisable or vested, on the date of consummation of the Merger will be exchanged for Parent stock options at a ratio equal to $4.70 divided by divided by the average closing price of Parent shares for the five trading days immediately preceding the closing date of the Merger. The exercise price for the Parent options will be equal to the exercise price of the Company options times the ratio of the average closing price of Parent shares for five days preceding the close to $4.70. Restricted shares held by Company executive officers will be converted into restricted cash at $4.70 per share, with the performance vesting converted into time-based vesting, with 25% vesting one year after the date of grant and 6 1/4% vesting each calendar quarter thereafter. All restricted share units held by Company directors will vest immediately prior to consummation of the Offer and then shall be deemed settled and the shares issued upon such settlement shall be deemed tendered in the Offer. The Company will also (i) cause the exercise of each outstanding option under the Company’s 2000 Employee Stock Purchase Plan (the “ESPP”) no less than five business days prior to the initial scheduled expiration of the Offer, (ii) provide that no further purchase period or offering period shall commence under the ESPP following that date, and (iii) terminate the ESPP immediately prior to and effective as of the consummation of the Merger.

The Merger Agreement contains customary representations, warranties and covenants of the parties. In these regards, for example, the Company has agreed to operate its business in the ordinary course until consummation of the Offer and the Purchaser has agreed to assume Company separation arrangements with its officers and continue for one year the Company’s severance policy for its employees and credit them for continued service for purposes of employee benefit plans In addition, under the terms of the Merger Agreement, the Company has agreed not to solicit or otherwise facilitate any alternative acquisition proposals, subject to customary exceptions that permit the Company to respond to any unsolicited acquisition proposal that constitutes or is reasonably likely to lead to an acquisition proposal that is superior to the transactions contemplated by the Merger Agreement, provided that the Company’s board of directors has determined that the failure to so would be inconsistent with its fiduciary duties. The Company is also permitted to terminate the Merger Agreement in order to accept an unsolicited alternative acquisition proposal that is superior to the transactions contemplated by the Merger Agreement, subject to giving Parent five business days notice of its intention to do so, but only if Parent fails to make a counter-proposal that is at least as favorable to the Company’s stockholders as the alternative acquisition proposal and the Company pays Parent a $3.475 million termination fee. The termination fee is also payable if Parent terminates the Agreement because the Company breaches its non-solicit obligations or the Company’s board of directors changes its recommendation or if (a) the Offer does not close by the 3.5 month “drop-dead” date, (b) the Merger Agreement is terminated by either party, (c) a third party acquisition proposal has been previously announced and not withdrawn more than ten business days prior to the time of termination, and (d) any third party deal signed within twelve months of the termination.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Merger Agreement has been attached to provide information regarding its terms but is not intended to provide any other factual information about the Company, Parent or Purchaser. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules provided by the Company in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company, Parent and Purchaser, rather than establishing matters of fact. Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about the Company, Parent or Purchaser.

Item 8.01 Other Events.

On December 14, 2009, the Registrant and ON issued a joint press release announcing that they had entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger among Registrant, On Semiconductor Corporation, and its indirect wholly-owned subsidiary Pac-10 Acquisition Corporation dated as of December 14, 2009. Certain schedules referenced in the Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of Regulation S–K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

99.1	Joint Press Release of Registrant and On Semiconductor Corporation dated December 14, 2009.

99.2	Form of Tender Offer and Voting Agreement by and among each of Registrant’s officers and directors and Registrant, On Semiconductor Corporation, and its indirect wholly-owned subsidiary Pac-10 Acquisition Corporation dated as of December 14, 2009.

99.3	Form of Tender Offer and Voting Agreement by and among Registrant’s stockholder Dialectic Capital Management affiliated funds and Registrant, On Semiconductor Corporation, and its indirect wholly-owned subsidiary Pac-10 Acquisition Corporation dated as of December 14, 2009.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized on the 14th day of December, 2009.

CALIFORNIA MICRO DEVICES CORPORATION
(Registrant)

By:	/s/ ROBERT V. DICKINSON
Robert V. Dickinson
President and Chief Executive Officer

Exhibit Index

Exhibit	Description

2.1	Agreement and Plan of Merger among Registrant, On Semiconductor Corporation, and its indirect wholly-owned subsidiary Pac-10 Acquisition Corporation dated as of December 14, 2009. Certain schedules referenced in the Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of Regulation S–K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

99.1	Joint News Release of Registrant and On Semiconductor Corporation dated December 14, 2009.

99.2	Form of Tender Offer and Voting Agreement by and among each of Registrant’s officers and directors and Registrant, On Semiconductor Corporation, and its indirect wholly-owned subsidiary Pac-10 Acquisition Corporation dated as of December 14, 2009.

99.3	Form of Tender Offer and Voting Agreement by and among Registrant’s stockholder Dialectic Capital Management affiliated funds and Registrant, On Semiconductor Corporation, and its indirect wholly-owned subsidiary Pac-10 Acquisition Corporation dated as of December 14, 2009.